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                                                                EXHIBIT 99.1



O'CHARLEY'S INC.
NEWS RELEASE


CONTACT: Lawrence E. Hyatt
         Chief Financial Officer
         (615) 782-8818


                     O'CHARLEY'S INC. REPORTS INITIAL IMPACT
                       OF HURRICANE KATRINA ON OPERATIONS

            Company Updates Outlook for Third Quarter of Fiscal 2005

NASHVILLE, Tenn. (September 6, 2005) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today made a preliminary statement on the impact of Hurricane Katrina on its operations. In addition, the Company updated its previously-issued earnings guidance for the third quarter of fiscal 2005.

          The Company reported that 13 O'Charley's restaurants experienced operational disruption at some point during or after Hurricane Katrina due to storm damage. Three of those restaurants in the Gulf Coast area remain closed, with at least two likely to remain closed for an extended period of time. The Company confirmed that it retains flood and property insurance coverage against certain of the physical losses, and it is currently evaluating potential recoveries. The Company is working to re-open its closed restaurants and to provide assistance to its employees and their families who have been impacted by the hurricane and its aftermath. The Company is unable to fully estimate the extent of the damage or the long term financial impact at this time.

         Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc., said, "Our primary focus right now is ensuring the safety and wellbeing of everyone in the O'Charley's family while doing all we can to assist our communities and resume normal operations during the recovery process. We empathize and stand with our loyal employees and customers who must rebuild their homes and communities in the aftermath of Hurricane Katrina. In the end, we will be part of the stronger, more vibrant Gulf Coast region that will emerge from this disaster."

          The Company also reported that prior to the hurricane and through the first seven weeks of the third quarter, comparable restaurant sales at the O'Charley's concept were flat, partially as a result of the continued weakness of the Company's Midwest stores, while comparable restaurant sales at Ninety Nine were at the lower end of the 0% to 2% range reflected in its previously-issued guidance. This trend would have resulted in net income per diluted share for the third quarter at or below the low end of the previously-issued guidance range of $0.11-$0.15.

         While the Company is unable to estimate the full impact of Hurricane Katrina on its results of operations, the Company, based on the latest information available, now expects to report net income per diluted share of between $0.02 and $0.05 for the 12 weeks ending October 2, 2005. The Company's revised guidance for the third quarter includes an estimate of the impact of lost sales at the 13 O'Charley's restaurants directly impacted by Hurricane Katrina of approximately $0.01, the impact of reduced sales and margins at the Company's other restaurants of between $0.03 and $0.04 per diluted share, an estimate of uninsured losses of between $0.01 and $0.02 per diluted share, and an estimate of the cost of providing assistance to impacted


                                   -- MORE --


            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

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CHUX Revises Outlook for Third Quarter of 2005
Page 2
September 6, 2005

employees of between $0.01 and $0.02 per diluted share. The Company also reduced its estimate of third quarter pre-opening costs by $0.01 per diluted share due to the expected timing of restaurant openings. Due to the uncertain impact of Hurricane Katrina and its aftermath on the Company's results of operations, the Company's previously issued guidance for the full fiscal year 2005 should no longer be relied upon. The Company plans to issue revised guidance for the full fiscal year when it reports its financial results for the third quarter.

         Mr. Burns stated, "Prior to Hurricane Katrina, customer counts were up at both O'Charley's and Ninety Nine, but the average check at both concepts was below our original expectations. We believe that the continued pressure from record gasoline prices continues to influence the buying decisions of our customers. The lower than expected average check combined with higher labor costs so far this quarter have resulted in lower than anticipated operating margins. Given the much tougher operating climate that exists now compared with only a few weeks ago, the prospect of higher gasoline prices and tight gasoline supplies through the end of the year, and the initial assessment of the impact of Hurricane Katrina, we believe it is prudent to revise our expectations for the third quarter. Our guidance is subject to further revision once the full impact of the hurricane and its aftermath are known."

ABOUT O'CHARLEY'S INC.

         O'Charley's Inc. operates 228 company-owned O'Charley's restaurants in 17 states in the Southeast and Midwest, including three restaurants currently closed due to Hurricane Katrina, and has four franchised O'Charley's restaurants in Michigan and two joint venture O'Charley's restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub restaurants in 107 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

FORWARD LOOKING STATEMENT

         This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the Company's inability to accurately estimate the full impact of Hurricane Katrina and the Company's related employee assistance efforts on its results of operations, and may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to increase operating margins; the effect that increases in food, labor, gasoline, interest costs and other expenses have on our results of operations; the possible adverse effect on our sales of decreases in consumer spending; the effect of increased competition; the impact on our results of operations of restarting development of our StoneyRiver concept, and the other risks described in the Company's filings with the Securities and



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CHUX Revises Outlook for Third Quarter of 2005
Page 3
September 6, 2005

Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.




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